Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Lindblad Expeditions Holdings, Inc. on Form S-3 (File No. 333-206657), Form S-8 (File No. 333-212741) and Form S-8 (File No. 333-206884) of our report dated March 7, 2017 with respect to our audits of the consolidated financial statements of Lindblad Expeditions Holdings, Inc. and Subsidiaries as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014, which report is included in this Annual Report on Form 10-K of Lindblad Expeditions Holdings, Inc. for the year ended December 31, 2016.

Marcum LLP
Melville, NY
March 7, 2017